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                                     EXHIBIT 99.1

FOR IMMEDIATE RELEASE              FOR MORE INFORMATION CALL
JUNE 15, 1998                      INVESTORS:     David Tinkham
                                                  Chief Financial Officer
                                                  (312) 917-4288

                                   MEDIA:         Pam Mettler
                                                  Director of Public Relations
                                                  (616) 798-9195



                            HORIZON GROUP PROPERTIES, INC.

     HORIZON GROUP PROPERTIES, INC. COMPLETES $108.2 MILLION OF DEBT FINANCING


     CHICAGO, IL (June 15, 1998) --

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     HGP also announced today that it completed a $108.2 million debt financing from Nomura Asset Capital Corporation. This credit facility, which is fully guaranteed by HGP and HGP LP, has a term of three years and bears interest at one month LIBOR plus 1.90% per annum. The facility is cross-collateralized by mortgages on 13 of HGP's properties. The facility requires monthly payments of interest and annual principal installments totaling $1.5 million, $1.5 million and $2.0 million payable in equal monthly installments during the first, second and third years, respectively. An additional principal payment of $2.2 million is due on September 1, 1998. Nomura has committed to provide additional financing of up to $14.0 million to HGP in the event that a portion of HGP's outlet center in Bellport, New York is mortgaged as additional collateral and certain other conditions are satisfied. HGP's ability to provide this collateral is subject to the consent of its joint venture partners at such property. There can be no assurance that such consent will be obtained.

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